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Exhibit 21.1

EVANS & SUTHERLAND COMPUTER CORPORATION
SUBSIDIARIES OF THE REGISTRANT

Subsidiary Name	State or Other Jurisdiction of Incorporation or Organization	Names Under Which Each Subsidiary Does Business
Evans & Sutherland Graphics Corporation	Utah	Evans & Sutherland Graphics Corporation
Evans & Sutherland Computer Limited	United Kingdom	Evans & Sutherland Computer Limited
Spitz, Inc.	Delaware	Spitz, Inc.
Xionix Simulation, Inc.	Georgia	Xionix Simulation, Inc.
REALimage, Inc.	Delaware	REALimage, Inc.

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EVANS & SUTHERLAND COMPUTER CORPORATION SUBSIDIARIES OF THE REGISTRANT